Exhibit 99.1

Houston, TX – February 22, 2006

The Babcock & Wilcox Company Exits Chapter 11 Bankruptcy;

A Transformational Event for McDermott and B&W

McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) announced today that The Babcock & Wilcox Company and certain of its subsidiaries (“B&W”) have now exited from Chapter 11 bankruptcy and entered into its previously announced settlement. Accordingly, B&W’s financial results will be re-consolidated with McDermott’s and its operations managed without Bankruptcy Court supervision.

“This is a transformational event for McDermott and B&W, as well as for our shareholders, employees, customers and suppliers,” said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. “Six years to the day since its original filing, B&W emerges at the commencement of an exciting time in the power generation industry. Electricity demand in the United States is growing, environmental requirements for our customers require new technologies, coal remains an abundant and cost-effective domestic fuel source and new power plants are being planned. For more than 138 years, B&W has supplied innovative solutions to the power generation industry to meet the world’s energy needs. We are now looking forward to our future, with the asbestos portion of B&W’s history now behind it.”

McDermott also announced today that B&W has finalized and implemented its exit-financing package, and has funded its initial payment to the asbestos-claimants’ trust. B&W today paid $350 million and assigned rights to approximately $1.15 billion face-amount of insurance to the claimants’ trust. Depending on the status of national asbestos legislation at November 30, 2006, either an additional $25 million or $605 million in consideration will be made available to the trust in the time periods required.

B&W’s exit-financing package consists of three traunches for a combined total of $650 million of credit capacity; providing ample liquidity for letter-of-credit requirements, working capital needs and the possibility of refinancing the $250 million contingent note which was issued to the claimants’ trust. In December 2005, Moody’s Investors Services and Standard & Poor’s Ratings Services issued newly assigned credit ratings for B&W of B1 and B+, respectively.

“With today’s announcements, McDermott is well-positioned to move forward as a worldwide energy services company with our focus on power generation, marine construction and government operations,” continued Wilkinson. “Finally, I want to thank Judge Brown and Judge Vance for their patience and efforts during the six-year process, and all parties who have supported us during this journey.”

OTHER INFORMATION

About the Company

McDermott International, Inc. is a leading worldwide energy services company. The Company’s subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the power and energy industries, including the U.S. Department of Energy.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. These forward-looking statements include statements relating to the sufficiency of liquidity provided by B&W’s exit-financing, our optimism regarding McDermott’s position as a worldwide energy services company and various macro-economic factors within the power generation industry, including the growing demand of electricity, the need for new technologies in response to environmental requirements, the supply and cost-effectiveness of coal and the planning of new power plants. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that adverse changes in the power generation industry may negatively impact demand for B&W’s services or adverse changes in B&W’s liquidity. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual report for the year ended December 31, 2004 and its 2005 quarterly reports filed with the Securities and Exchange Commission.

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CONTACT:	Jay Roueche
Investor Relations & Corporate Communications
(281) 870-5462
jroueche@mcdermott.com

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